SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report   December 7, 1995


                             EMC CORPORATION
          (Exact name of registrant as specified in its charter)

Massachusetts                   1-9853             No. 04-2680009
(State or other jurisdiction    (Commission        (I.R.S. Employer
 of incorporation)               File Number)       Identification No.)

171 South Street, Hopkinton, MA                    01748
(Address of principal executive offices)           (zip code)

Registrant's telephone number, including area code: (508) 435-1000











Item 5. Other Events

On December 7, 1995, the registrant announced that it had acquired McDATA Corporation, a leader in data center network switching solutions.

The transaction, accounted for as a pooling of interests, is valued at approximately $234 million, and includes the acquisition of approximately
$60 million in McDATA working capital. The registrant issued approximately
13.6 million shares of common stock, based on an average closing price of $17.21 for the ten trading days prior to the completion of the acquisition. This brought the number of the registrant's outstanding shares (fully diluted) to approximately 248 million. The registrant announced its agreement to acquire McDATA on October 25, 1995. After regulatory review and approval by McDATA shareholders, the acquisition has been completed.

The acquisition of McDATA is expected to be accretive to the registrant's earnings, adding approximately 8-10 cents per share for the current fiscal year, which ends December 30, 1995. McDATA, which will operate as a wholly-owned subsidiary of the registrant, is based in Broomfield, Colorado, employs 150 people and expects its 1995 revenues to exceed $150 million.

Previously a privately-held company, McDATA's flagship product is the ESCON Director, a high-speed fiber-optic based network switch designed to connect computers and peripherals within data center environments. The ESCON Director is marketed by IBM Corporation under an exclusive OEM agreement.


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

                                          EMC CORPORATION


Date:  December 19, 1995                  By:/s/ Colin G. Patteson
                                             Colin G. Patteson
                                             Vice President, Chief Financial
                                             Officer and Treasurer